Exhibit 99.1

PRESS RELEASE
www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb Chief Financial Officer (678) 746-1136 rplumb@inhibitex.com	Lilian Stern (Investors) Stern Investor Relations, Inc. (212) 362-1200 lilian@sternir.com	Kathryn Morris (Media) KMorrisPR (845) 635-9828 kathryn@kmorrispr.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS FOURTH QUARTER AND
2004 FISCAL YEAR FINANCIAL RESULTS

Veronate Phase III Clinical Trial Progressing on Schedule
Company to Evaluate Aurexis in Cystic Fibrosis Patients

ATLANTA, GA – March 23, 2005 — Inhibitex, Inc. (Nasdaq: INHX) today announced its financial results for the fourth quarter and year ended December 31, 2004 and provided an update on the status of its clinical development programs for Veronate and Aurexis.

The Company’s net loss attributable to common stockholders in the fourth quarter of 2004 was $8.2 million, as compared to $7.0 million for the same quarter in 2003. The increase in net loss in the fourth quarter of 2004 was principally due to increased research and development expenses and to a lesser extent, general and administrative expenses and decreased grant revenue, offset in part by the elimination of charges associated with dividends and accretion to redemption value of redeemable preferred stock. For the year ended December 31, 2004, net loss attributable to common stockholders was $28.7 million, as compared to $28.5 million in 2003.

Basic and diluted net loss per share attributable to common stockholders was $0.37 for the fourth quarter of 2004, as compared to $13.10 for the same quarter in 2003. Basic and diluted net loss per share attributable to common stockholders was $2.52 for the year ended December 31, 2004, as compared to $54.19 for fiscal 2003. The significant reduction in net loss per share attributable to common stockholders in 2004, as compared to 2003, was due to a sizable increase in the number of weighted-average shares of common stock outstanding in 2004. This increase was the result of shares issued in connection with the Company’s initial public offering in June, the conversion of all its preferred stock and related accrued dividends to common stock upon the closing of that offering, and a private placement (PIPE) financing the Company completed in November 2004.

At December 31, 2004, the Company held cash, cash equivalents and short-term investments of $87.2 million.

Revenue in the fourth quarter of 2004 was $162,500 as compared to $462,500 for the same quarter in 2003. For the year ended December 31, 2004, revenue was $650,000, as compared to $1.1 million for 2003. The decrease in revenue in 2004 for both the quarter and year ended December 31, 2004 was primarily the result of a one time $300,000 FDA grant Inhibitex received in 2003 and to a lesser extent, a reduction in ongoing collaborative research and development support fees.

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Research and development expense for the fourth quarter was $7.3 million, as compared to $5.1 million during the same quarter in 2003. For the year ended December 31, 2004, research and development expense was $22.6 million as compared to $19.0 million in 2003. The increase in 2004 primarily reflects higher costs associated with advancing the Company’s ongoing clinical trials for both Veronate and Aurexis, manufacturing materials for these clinical trials and an increase in personnel related salaries and expenses, and to a lesser extent, additional licenses and legal fees associated with obtaining and protecting intellectual property and patents.

General and administrative expense increased to $1.3 million in the fourth quarter of 2004 as compared to $1.0 million in the same quarter in 2003. For the year ended December 31, 2004, general and administrative expense was $4.0 million as compared to $4.6 million during 2003. The increase in the fourth quarter was principally a result of higher costs incurred related to becoming a publicly-held company, including consulting and professional fees, insurance premiums, filing fees and taxes, and increased board of directors’ compensation. The decrease for the year ended December 31, 2004 was the result of significantly lower litigation-related legal fees in 2004 as compared to 2003, which more than offset the higher costs related to becoming a publicly-held company.

“2004 was a superb year for Inhibitex as we reported tremendous progress and moved ahead on many fronts,” stated William D. Johnston, Ph.D., president and chief executive officer of Inhibitex. “We made significant advancements in the clinical development of our lead product candidates Veronate and Aurexis, we raised over $81 million in net proceeds from two offerings to appropriately capitalize our business, we secured what we believe can be a long-term manufacturing relationship with Lonza for our monoclonal antibody Aurexis, and we advanced our pre-clinical pipeline by entering into an arrangement with Dyax to co-develop monoclonal antibodies against enterococci. We were able to accomplish all of this while effectively managing our burn rate.”

“The next 12 to 15 months will prove to be an important period for our clinical development programs and the Company. We continue to anticipate that the enrollment of our ongoing Phase III trial of Veronate in very low birth weight infants will be completed in the fourth quarter of this year, with data being available in the first half of 2006. We also are looking forward to expanding our clinical experience with Aurexis as we plan to initiate a Phase II trial of Aurexis in cystic fibrosis patients in the very near-term and we continue to expect to report data from our Phase II trial in hospitalized patients with S. aureus bloodstream infections and our Phase I trial in patients with end stage renal disease in the second quarter of this year.”

2004 in Review and Corporate Highlights

♦	Veronate

In May 2004, the Company initiated a 2,000 patient Phase III trial of Veronate for the prevention of hospital-associated infections in very low birth weight infants based on the favorable final data from its Phase II clinical trial.

Inhibitex continues to qualify and initiate clinical sites for its Phase III trial of Veronate. The Company has now qualified and initiated 82 sites, 75 of which have enrolled at least one patient. The Company expects to ultimately conduct the trial at between 90-100 sites in the United States and Canada. As of March 21, 2005, 962 patients had been enrolled in the trial.

♦	Aurexis

In February 2004, the Company initiated enrollment in a 60-patient Phase II trial of Aurexis for the treatment, in combination with antibiotics, of Staphylococcus aureus (S. aureus) bloodstream infections in hospitalized patients. Enrollment in this trial was concluded in December 2004.

1165 Sanctuary Parkway, Suite 400 ♦ Alpharetta, GA 30004 ♦ Tel: (678) 746-1100 ♦ Fax: (678) 746-1299

In December 2004, the Company commenced an eight-patient Phase I clinical trial of Aurexis in end-stage renal disease patients on hemodialysis.

The Company announced today that it expects, in the very near term, to initiate an exploratory Phase II trial of Aurexis for patients with cystic fibrosis who are chronically colonized with S. aureus. The Company intends to enroll 30 patients with cystic fibrosis from ages seven years and up, at a single center. Two doses of Aurexis are being tested for safety, pharmacokinetics, and its potential impact on S. aureus bacterial load and pulmonary inflammation.

In November 2004, Inhibitex entered into an agreement with Lonza Biologics PLC for the manufacture of the Company’s investigational monoclonal antibody, Aurexis .

♦	Dyax Agreement

In October 2004, Inhibitex entered into an agreement with Dyax Corp. to collaborate on the discovery, development, and commercialization of fully human monoclonal antibodies against MSCRAMM proteins on enterococci. Inhibitex and Dyax will jointly develop product candidates that may be identified during the collaboration, if any, and will share in the development and commercialization costs and profits related to any resulting product candidates.

♦	Financing Activities

In June and July 2004, the Company completed its initial public offering, raising net proceeds of $34.0 million through the sale of 5.5 million shares of common stock at a price of $7.00 per share

In November 2004, the Company raised net proceeds of $47.7 million through a PIPE financing, whereby it sold 6.8 million common shares, together with warrants to purchase an additional 2.0 million common shares, at a price of $7.38 per share.

2005 Financial Guidance

Financial guidance involves a high level of uncertainty and is subject to numerous assumptions and factors. These factors include, but are not limited to, the variability, timing and costs associated with conducting clinical trials, the enrollment rates in such trials, the results of these clinical trials, the manufacturing of the related clinical trial materials, the funding requirements of preclinical research programs, the cost of filing, prosecuting and enforcing patents or other intellectual property rights, the level of general and administrative expenses needed to support the Company’s business strategy and the potential that the Company may enter into new licensing agreements or strategic collaborations in the future. The Company currently believes that its financial results for the fiscal year ending December 31, 2005 should reflect the following:

♦	total revenue from existing partnership and collaboration agreements of approximately $600,000 to $700,000;

♦	total operating expenses of approximately $47 to $49 million, of which approximately 85% relates to direct and indirect research and development expenses, including the cost to manufacture clinical trial materials; and

♦	cash, cash equivalents and short-term investments in the amount of approximately $35 to $36 million at December 31, 2005.

1165 Sanctuary Parkway, Suite 400 ♦ Alpharetta, GA 30004 ♦ Tel: (678) 746-1100 ♦ Fax: (678) 746-1299

Conference Call and Webcast Information

William D. Johnston, Ph.D., President and CEO, and other members of Inhibitex’s senior management team will review fourth quarter and year-end 2004 results via a webcast and conference call today at 8:30 a.m. Eastern Time. To access the conference call, please dial 800-946-0786 (domestic) or 719-457-2662 (international) five minutes prior to the start time, and provide the passcode 8960684. A replay of the call will be available from 11:30 a.m. Eastern Time on March 23 until 11:59 p.m. Eastern Time on March 30, 2005. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), and provide the passcode 8960684. A live audio webcast of the call can also be accessed from the Investors section of the Company’s website, at http://www.inhibitex.com. An archived webcast of the call will be made available on the Inhibitex website approximately two hours after the event for a period of thirty (30) days.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections in hospitalized patients. The Company currently has five drug development programs, all of which are based on its expertise in its proprietary MSCRAMM protein platform. The Company’s most advanced product candidates, for which it has retained all world-wide rights to, are Veronate, which is currently being evaluated in a Phase III clinical trial for the prevention of hospital-associated infections in very low birth weight infants, and Aurexis, which is currently being evaluated in a Phase II clinical trial for the treatment of S. aureus bloodstream infections. Both Veronate and Aurexis have been granted Fast Track designation by the FDA. The Company’s three preclinical programs include a collaboration and joint development agreement with Dyax to co-develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts in this press release, including statements regarding: the Company’s plans and strategy; the initiation of or the estimated length of time to complete enrollment in its clinical trials and/or have available data from these clinical trials; the number and geographic location of clinical sites that may be utilized in its clinical trials; the nature of the Company’s relationship with Lonza in the future; the potential to develop any product candidates through its collaboration with Dyax Corp.; and projected revenues, costs, expenses and cash balances are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the cost and time to qualify and initiate clinical trial sites and for investigators at such sites to enroll patients in the Company’s ongoing clinical trials; the ability to successfully develop current and future product candidates either independently or in collaboration with its business partners; the use of third-party contract clinical research organizations, raw material suppliers and manufacturers, who may not fulfill their contractual obligations in a timely manner, if at all, or otherwise fail to perform satisfactorily in the future; maintaining sufficient quantities of clinical trial materials on hand to complete its clinical trials; the inability to obtain regulatory approval to continue its clinical trials or market its product candidates; obtaining, maintaining and protecting the intellectual property incorporated into its product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with budgeted or anticipated amounts; the Company’s ability to obtain additional funding to support its business activities and other cautionary statements contained elsewhere herein, in its Quarterly Report on Form 10-Q for the quarter ended

1165 Sanctuary Parkway, Suite 400 ♦ Alpharetta, GA 30004 ♦ Tel: (678) 746-1100 ♦ Fax: (678) 746-1299

September 30, 2004 and in risk factors described in or referred to in greater detail in the “Risk Factors” section of the Company’s prospectus, which forms part of its registration statement on Form S-1, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on January 31, 2005. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.

1165 Sanctuary Parkway, Suite 400 ♦ Alpharetta, GA 30004 ♦ Tel: (678) 746-1100 ♦ Fax: (678) 746-1299

INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$71,580,823	$26,649,150
Short-term investments	15,623,887	1,498,980
Prepaid expenses and other current assets	1,082,359	569,667
Accounts receivable	322,019	308,924

Total current assets	88,609,088	29,026,721
Property and equipment, net	2,629,987	1,635,544

Total assets	$91,239,075	$30,662,265

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,077,637	$1,385,972
Accrued expenses	3,587,093	1,700,539
Current portion of notes payable	877,239	889,523
Current portion of capital lease obligations	315,043	330,408
Current portion of deferred revenue	191,667	191,667
Other current liabilities	1,000,000	1,000,000

Total current liabilities	9,048,679	5,498,109
Long-term liabilities:
Notes payable, net of current portion	486,112	1,363,351
Capital lease obligations, net of current portion	321,190	431,853
Deferred revenue, net of current portion	837,498	987,498

Total long-term liabilities	1,644,800	2,782,702
Redeemable convertible preferred stock	—	89,542,242
Preferred stock warrants	—	6,065,467
Stockholders’ equity (deficit):
Series A convertible preferred stock	—	216
Preferred Stock, $.001 par value; 5,000,000 shares authorized at December 31, 2004; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 and 43,100,000 shares authorized at December 31, 2004 and December 31, 2003, respectively; 25,133,327 and 536,066 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively	25,133	536
Common stock warrants	11,555,968	—
Additional paid-in capital	173,188,745	1,797,798
Deferred stock compensation	(1,269,099)	(804,310)
Deficit accumulated during the development stage.	(102,955,151)	(74,220,495)

Total stockholders’ equity (deficit)	80,545,596	(73,226,255)

Total liabilities, redeemable convertible preferred stock and warrants and stockholders’ equity (deficit)	$91,239,075	$30,662,265

1165 Sanctuary Parkway, Suite 400 ♦ Alpharetta, GA 30004 ♦ Tel: (678) 746-1100 ♦ Fax: (678) 746-1299

INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

					Period from
					Inception
	Three Months Ended		Year-Ended		(May 13, 1994)
	December 31,		December 31,		Through
	2004	2003	2004	2003	December 31, 2004
Revenue:
License fees and milestones	$37,500	$37,500	$150,000	$150,000	$1,012,500
Collaborative research and development	125,000	125,000	500,000	645,833	2,499,455
Grant revenue	—	300,000	—	300,000	300,000

Total revenue	162,500	462,500	650,000	1,095,833	3,811,955
Operating expense:
Research and development	7,278,662	5,078,189	22,580,709	18,990,954	75,039,164
General and administrative	1,314,920	968,266	4,040,266	4,580,957	16,302,579
Amortization of deferred stock compensation	124,188	60,878	473,289	176,235	649,524

Total operating expense	8,717,770	6,107,333	27,094,264	23,748,146	91,991,267

Loss from operations	(8,555,270)	(5,644,833)	(26,444,264)	(22,652,313)	(88,179,312)
Other income, net	65,517	246,004	103,684	271,306	703,044
Interest income (expense), net	281,803	(26,608)	429,085	47,986	903,180

Net loss	(8,207,950)	(5,425,437)	(25,911,495)	(22,333,021)	(86,573,088)
Dividends and accretion to redemption value of redeemable preferred stock	—	(1,555,848)	(2,823,160)	(6,201,116)	(16,382,063)

Net loss attributable to common stockholders	$(8,207,950)	$(6,981,285)	$(28,734,655)	$(28,534,137)	$(102,955,151)

Basic and diluted net loss attributable to common stockholders per share	$(0.37)	$(13.10)	$(2.52)	$(54.19)

Weighted average shares used to compute basic and diluted net loss attributable to common stockholders per share	22,060,886	532,928	11,416,354	526,578

1165 Sanctuary Parkway, Suite 400 ♦ Alpharetta, GA 30004 ♦ Tel: (678) 746-1100 ♦ Fax: (678) 746-1299